Exhibit 4.2

ARENA RESOURCES, INC.
RESTRICTED STOCK AWARD PLAN
(adopted at the December 11, 2009 Annual Meeting of Shareholders)

Scope and Purpose of the Plan

Arena Resources, Inc., a Nevada, corporation (the “Corporation”), has adopted this Restricted Stock Award Plan (the “Plan”) to provide for the granting of Restricted Stock Awards to certain Employees and other persons.

The purpose of the Plan is to provide an incentive for Employees and directors of the Corporation or its Subsidiaries to remain in the service of the Corporation or its Subsidiaries, to extend to them the opportunity to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to aid the Corporation in attracting able persons to enter the service of the Corporation and its Subsidiaries.

SECTION 1.    DEFINITIONS

As used in this Plan, the following terms have the meanings set forth below:

1.1           “Award” means the grant of any form of Restricted Stock Award under the Plan, whether granted singly, in combination, or in tandem with other awards, to a Holder pursuant to the terms, conditions, and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

1.2           “Award Agreement” means the written document or agreement delivered to Holder evidencing the terms, conditions and limitations of an Award that the Corporation granted to that Holder.

1.3           “Board of Directors” means the board of directors of the Corporation.

1.4           “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Oklahoma are authorized or obligated by law or executive order to close.

1.5           “Cause,” with respect to any Holder that is an Employee, means termination of the Holder’s employment by the Corporation because of:  (a) the Holder’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (b) the Holder’s personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (c) the Holder’s commission of material mismanagement in the conduct of the Holder’s duties as assigned to him or her by the Board of Directors or the Holder’s supervising officer or officers of the Corporation or any Subsidiary; (d) the Holder’s willful failure to execute or comply with the policy of the Corporation or any of its Subsidiaries or the Holder’s stated duties as established by the Board of Directors or the Holder’s supervising officer or officers of the Corporation or any Subsidiary or the Holder’s intentional failure to perform the Holder’s stated duties; or (e) substance abuse or addiction on the part of the Holder. Notwithstanding the foregoing, in the case of any Holder who, subsequent to the effective date of this Plan, enters into an employment agreement with the Corporation or any Subsidiary that contains the definition of “cause” (or any similar definition), then during the term of such employment agreement the definition contained in such Employment Agreement shall be the applicable definition of “cause” under the Plan as to such Holder if such Employment Agreement expressly so provides.

1.6           “Change in Control” means the occurrence of any of the following events:

(i)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii)          Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; or

(iii)         Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation, or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Corporation existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of  the action of the Board, providing for such Business Combination; or

(iv)        Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

1.7           “Code” means the Internal Revenue Code of 1986, as amended.

1.8           “Committee” means the Compensation Committee of the Corporation or a subcommittee appointed pursuant to Section 3 by either the Compensation Committee or by the Board of Directors to administer this Plan.

1.9           “Common Stock” means the authorized common stock, par value $.001 per share, as described in the Corporation’s Articles of Incorporation.

1.10           “Common Stock Equivalent” means (without duplication with any other Common Stock or Common Stock Equivalents) rights, warrants, options, convertible securities, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities convertible or exchangeable into Common Stock, whether at the time (or within sixty days of that date) the number of shares of Common Stock Equivalents are determined, and that are traded or are of the same class as securities that are traded on the New York Stock Exchange, a national securities exchange or quoted on the NASDAQ National Market System, NASDAQ, or National Quotation Bureau Incorporated. The number of shares of Common Stock Equivalents outstanding shall equal the number of shares of Common Stock plus the number of shares of Common Stock issuable upon exercise, conversion or exchange of all other Common Stock Equivalents.

1.11           “Corporation” means Arena Resources, Inc., a Nevada corporation.

1.12           “Date of Grant” has the meaning given it in Paragraph 4.3.

1.13           “Disability” has the meaning given it in Paragraph 7.5.

1.14           “Effective Date” means the date upon which this Plan shall be approved by the Board of Directors and stockholders of the Corporation.  The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Corporation present or represented and entitled to vote at a meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting and duly held in accordance with the applicable provisions of the Corporation’s Bylaws

1.15           “Eligible Individuals” means (a) Employees, (b) Non employee Directors and (c) any other Person that the Committee designates as eligible for an Award because the Person performs bona fide consulting or advisory services for the Corporation or any of its Subsidiaries (other than services in connection with the offer or sale of securities in a capital raising transaction).

1.16           “Employee” means any employee of the Corporation or of any of its Subsidiaries, including officers and directors of the Corporation who are also employees of the Corporation or of any of its Subsidiaries.

1.17           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18           “Fair Market Value” means, for a particular day:

(a)           If shares of Stock of the same class are listed or admitted to unlisted trading privileges on the New York Stock Exchange or any other national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange; or

(b)           If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in Subparagraph 1.18(a) and if sales prices for shares of Stock of the same class in the over-the-counter market are reported by the NASDAQ National Market System (or a similar system then in use) at the date of determining the Fair Market Value, then the last reported sales price so reported on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the high bid and low asked prices so reported; or

(c)           If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in Subparagraph 1.18(a) and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in Subparagraph 1.18(b), and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on the last Business Day before the date in question; or

(d)           If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in Subparagraph 1.18(a) and sales prices or bid and asked prices therefor are not reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Subparagraph 1.18(b) or Subparagraph 1.18(c) at the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

(e)           If shares of Stock of the same class are listed or admitted to unlisted trading privileges as provided in Subparagraph 1.18(a) or sales prices or bid and asked prices therefor are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Subparagraph 1.18(b), 1.18(c) or 1.18(d) at the date of determining the Fair Market Value, but the volume of trading is so low that the Board of Directors determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of Subparagraphs 1.18(a), (b), (c) or (d).

1.19           “Holder” means an Eligible Individual to whom an Award has been granted.

1.20           “Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board of Directors and any other individual who becomes a director of the Corporation after that date and whose election was approved by stockholders holding a majority of the Voting Securities or (in the case of a vacancy in the board) by appointment by the Board of Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

1.21           “NASDAQ” means the National Association of Securities Dealers, Inc. Automated Quotations, Inc.

1.22           “Non-employee Director” means a director of the Corporation who while a director is not an Employee.

1.23           “Non-Surviving Event” means an event of Restructure as described in either subparagraph (b) or (c) of Paragraph 1.27.

1.24           “Person” means any person or entity of any nature whatsoever, specifically including (but not limited to) an individual, a firm, a company, a corporation, a limited liability company, a partnership, a trust or other entity. A Person, together with that Person’s affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act for purposes of this definition only), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Corporation with that Person, shall be deemed a single “Person.”

1.25           “Plan” means the Arena Resources, Inc. Restricted Stock Award Plan, as it may be amended from time to time.

1.26           “Restricted Stock Award” means the grant or purchase, on the terms and conditions that the Committee determines or on the terms and conditions of Section 5, of Stock that is nontransferable or subject to substantial risk of forfeiture until specific conditions are met.

1.27           “Restructure” means the occurrence of any one or more of the following:

(a)           The merger or consolidation of the Corporation with any Person, whether effected as a single transaction or a series of related transactions, with the Corporation remaining the continuing or surviving entity of that merger or consolidation and the Stock remaining outstanding and not changed into or exchanged for stock or other securities of any other Person or of the Corporation, cash or other property;

(b)           The merger or consolidation of the Corporation with any Person, whether effected as a single transaction or a series of related transactions, with (i) the Corporation not being the continuing or surviving entity of that merger or consolidation or (ii) the Corporation remaining the continuing or surviving entity of that merger or consolidation but all or a part of the outstanding shares of Stock are changed into or exchanged for stock or other securities of any other Person or the Corporation, cash, or other property; or

(c)           The transfer, directly or indirectly, of all or substantially all of the assets of the Corporation (whether by sale, merger, consolidation, liquidation or otherwise) to any Person whether effected as a single transaction or a series of related transactions.

1.28           “Retirement” means the separation of the Holder from employment with the Corporation and its Subsidiaries on account of retirement.

1.29           “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor rule, as it may be amended from time to time.

1.30           “Securities Act” means the Securities Act of 1933, as amended.

1.31           “Stock” means Common Stock, or any other securities that are substituted for Stock as provided in Section 6.

1.32           “Subsidiary” means, with respect to any Person, any corporation, limited partnership, limited liability company or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

1.33           “Voting Securities” means any securities that are entitled to vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.

SECTION 2.    SHARES OF STOCK SUBJECT TO THE PLAN

2.1           Maximum Number of Shares.  Subject to the provisions of Section 6 of the Plan, the maximum aggregate number of shares of Stock in respect of which Awards may be granted for all purposes under the Plan shall be limited to the number of shares of Stock that are authorized for issuance under the Corporation’s Stock Option Plan (as such Stock Option Plan may be amended from time to time); and provided, further, that if any shares of Stock subject to an Award are forfeited or if any Award based on shares of Stock is otherwise terminated without issuance of such shares of Stock, the shares of Stock subject to such Award shall to the extent of such forfeiture or termination, again be available for Awards under the Plan.

2.2           Description of Shares.  The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Stock, (b) Stock held in the treasury of the Corporation, or (c) previously issued shares of Stock reacquired by the Corporation, including shares purchased on the open market, in each situation as the Board of Directors or the Committee may determine from time to time at its sole option.

2.3           Registration and Listing of Shares.  From time to time, the Board of Directors and appropriate officers of the Corporation shall be, and are, authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges and other appropriate Persons to make shares of Stock available for issuance pursuant to Awards.

SECTION 3.    ADMINISTRATION OF THE PLAN

3.1           Committee.  The Committee shall administer the Plan with respect to all Eligible Individuals or may delegate all or part of its duties under this Plan to a subcommittee or any executive officer of the Corporation, subject in each case to such conditions and limitations as the Board of Directors may establish, the Committee’s Charter and subject to the following additional requirements:  (a) the Committee shall be constituted in a manner that satisfies the requirements of Rule 16b-3.1, (i.e., composed solely of “non-employee directors” as defined in such Rule) and shall administer the Plan with respect to all Eligible Individuals who are subject to the “short-swing profits” provisions of Section 16 of the Exchange Act in a manner that satisfies the exemption from Section 16 pursuant to the requirements of Rule 16b-3; and (b) the Committee shall be constituted in a manner that satisfies the requirements of Section 162(m) (i.e., composed of two or more “outside directors”), which Committee shall administer the Plan with respect to “performance-based compensation” for all Eligible Individuals who are reasonably expected to be “covered employees” as those terms are defined in Section 162(m), in order to insure the deductibility of compensation paid as provided in such Section.

3.2           Committee’s Powers.  Subject to the Charter of the Compensation Committee, the rules and regulations of the New York Stock Exchange or any other exchange on which the Corporation’s stock may be listed from time to time (including, without limitation, rules requiring the approval of the stockholders with respect to any material amendment to the Plan), and subject also to the express provisions of the Plan and any applicable law with which the Corporation intends the Plan to comply, the Committee shall have the authority, in its sole and absolute discretion, (a) to adopt, amend and rescind administrative and interpretive rules and regulations relating to the Plan, including without limitation to adopt and observe such procedures concerning the counting of Awards against the Plan and individual maximums as it may deem appropriate from time to time; (b) to determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted; (c) to determine the shares of Stock that will be the subject of each Restricted Stock Award; (d) to determine the terms and provisions of each Award Agreement (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods of any restrictions or forfeitures, (ii) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (iii) the effect of termination of employment on the Award, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (e) to accelerate, pursuant to Section 6, the restriction period of any Restricted Stock Award; (f) to construe the respective Award Agreements and the Plan; (g) to make determinations of the Fair Market Value of the Stock pursuant to the Plan; (h) to delegate its duties under the Plan to such agents as it may appoint from time to time, subject to Paragraph 3.1; and (i) to make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Paragraph 3.2 shall be final and conclusive. The Committee shall not have the power to terminate or materially modify or materially amend the Plan. Those powers are vested in the Board of Directors, subject to requisite approval of the stockholders of the Corporation.

3.3           Transferability of Awards.  Notwithstanding any limitation on a Holder’s right to transfer an Award, the Committee may (in its sole discretion) permit a Holder to transfer an Award, or may cause the Corporation to grant an Award that otherwise would be granted to an Eligible Individual, in any of the following circumstances:  (a) pursuant to a qualified domestic relations order, (b) to a trust established for the benefit of the Eligible Individual or one or more of the children, grandchildren or spouse of the Eligible Individual; (c) to a limited partnership in which all the interests are held by the Eligible Individual and that Person’s children, grandchildren or spouse; or (d) to another Person in circumstances that the Committee believes will result in the Award continuing to provide an incentive for the Eligible Individual to remain in the service of the Corporation or its Subsidiaries and apply his or her best efforts for the benefit of the Corporation or its Subsidiaries. If the Committee determines to allow such transfers or issuances of Awards, any Holder or Eligible Individual desiring such transfers or issuances shall make application therefor in the manner and time that the Committee specifies and shall comply with such other requirements as the Committee may require to assure compliance with all applicable laws, including securities laws, and to assure fulfillment of the purposes of this Plan. The Committee shall not authorize any such transfer or issuance if it may not be made in compliance with all applicable federal, state and foreign securities laws. The granting of permission for such an issuance or transfer shall not obligate the Corporation to register the shares of Stock to be issued under the applicable Award.

SECTION 4.    ELIGIBILITY AND PARTICIPATION

4.1           Eligible Individuals.  Awards may be granted pursuant to the Plan only to persons who are Eligible Individuals at the time of the grant thereof or in connection with the severance or retirement of Eligible Individuals.

4.2           Grant of Awards.  Subject to the express provisions of the Plan, the Committee shall determine which Eligible Individuals shall be granted Awards from time to time. In making grants, the Committee shall take into consideration the contribution the potential Holder has made or may make to the success of the Corporation or its Subsidiaries and such other considerations as the Board of Directors may from time to time specify. The Committee shall also determine the number of shares or cash amounts subject to each of the Awards and shall authorize and cause the Corporation to grant Awards in accordance with those determinations.

4.3           Date of Grant.  The date on which an Award is granted (the “Date of Grant”) shall be the date specified by the Committee as the effective date or date of grant of an Award or, if the Committee does not so specify, shall be the date as of which the Committee adopts the resolution approving the offer of an Award to an individual, including the specification of the number (or method of determining the number) of shares of Stock, even though certain terms of the Award Agreement may not be determined at that time and even though the Award Agreement may not be executed or delivered until a later time. In no event shall a Holder gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Award and the actual execution or delivery of the Award Agreement by the Corporation or the Holder. The Committee may invalidate an Award at any time before the Award Agreement is signed by the Holder (if signature is required) or is delivered to the Holder (if signature is not required), and such Award shall be treated as never having been granted.

4.4           Award Agreements.  Each Award granted under the Plan shall be evidenced by an Award Agreement that incorporates those terms that the Committee shall deem necessary or desirable. More than one Award may be granted under the Plan to the same Eligible Individual and be outstanding concurrently.

4.5           No Right to Award.  The adoption of the Plan shall not be deemed to give any person a right to be granted an Award.

SECTION 5.    RESTRICTED STOCK AWARDS

All Restricted Stock Awards granted under the Plan shall comply with, and the related Award Agreements shall be deemed to include, and be subject to the terms and conditions set forth in this Section 5 and also to the terms and conditions set forth in Paragraph 6.1 and Section 7; provided, however, that the Committee may authorize an Award Agreement relating to a Restricted Stock Award that expressly contains terms and provisions that differ from the terms and provisions of Section 7.  The Committee may also authorize an Award Agreement relating to a Restricted Stock Award that contains any or all of the terms and provisions of Paragraphs 6.2 and 6.3 or that contains terms and provisions dealing with similar subject matter differently than do those Paragraphs; nevertheless, no term or provision of Paragraph 6.2 or 6.3 (or any such differing term or provision) shall apply to an Award Agreement relating to a Restricted Stock Award unless the Award Agreement expressly states that such term or provision applies.

5.1           Restrictions.  All shares of Restricted Stock Awards granted or sold pursuant to the Plan shall be subject to the following conditions:

(a)           Transferability.  The shares may not be sold, transferred or otherwise alienated or hypothecated until the restrictions are removed or expire.

(b)           Conditions to Removal of Restrictions.  Conditions to removal or expiration of the restrictions may include, but are not required to be limited to, continuing employment or service as a director, officer, consultant or advisor or achievement of performance objectives described in the Award Agreement.

(c)           Legend.  Each certificate representing Restricted Stock Awards granted pursuant to the Plan shall bear a legend making appropriate reference to the restrictions imposed.

(d)           Possession.  At its sole discretion, the Committee may (i) authorize issuance of a certificate for shares in the Holder’s name only upon lapse of the applicable restrictions, (ii) require the Corporation, transfer agent or other custodian to retain physical custody of the certificates representing Restricted Stock Awards during the restriction period and may require the Holder of the Award to execute stock powers, endorsed or in blank, for those certificates and deliver those stock powers to the Corporation, transfer agent or custodian, or (iii) may require the Holder to enter into an escrow agreement providing that the certificates representing Restricted Stock Awards granted or sold pursuant to the Plan shall remain in the physical custody of an escrow holder until all restrictions are removed or expire.  The Corporation may issue shares subject to stop-transfer restrictions or may issue such shares subject only to the restrictive legend described in subparagraph 8.1(c).

(e)           Other Conditions.  The Committee may impose other conditions on any shares granted or sold as Restricted Stock Awards pursuant to the Plan as it may deem advisable, including, without limitation, (i) restrictions under the Securities Act or Exchange Act, (ii) the requirements of any securities exchange upon which the shares or shares of the same class are then listed, and (iii) any state securities law applicable to the shares.

5.2           Expiration of Restrictions.  The restrictions imposed in Paragraph 5.1 on Restricted Stock Awards shall lapse as determined by the Committee and set forth in the applicable Award Agreement, and the Corporation shall promptly cause to be delivered to the Holder of the Restricted Stock Award a certificate representing the number of shares for which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions.  Each Restricted Stock Award may have a different restriction period, in the discretion of the Committee.  The Committee may, in its discretion, prospectively reduce the restriction period applicable to a particular Restricted Stock Award.  The foregoing notwithstanding, no restriction not required by law shall remain in effect for more than ten years after the date of the Award.

5.3           Changes in Accounting Rules.  Notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Restricted Stock Awards shall occur that, in the sole judgment of the Board of Directors, may have a material adverse effect on the reported earnings, assets, or liabilities of the Corporation, the Committee shall have the right and power to modify as necessary any then outstanding Restricted Stock Awards as to which the applicable restrictions have not been satisfied.

5.4           Rights as Stockholder.  Subject to the provisions of Paragraphs 5.1 and 7.10, the Committee may, in its discretion, determine what rights, if any, the Holder shall have with respect to the Restricted Stock Awards granted or sold, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

5.5           Other Agreement Provisions.  The Award Agreements relating to Restricted Stock Awards shall contain such provisions in addition to those required by the Plan as the Committee may deem advisable.

SECTION 6.    ADJUSTMENT PROVISIONS

The Committee may authorize an Award that contains any or all of the terms and provisions of this Section 6 or, with respect to Paragraphs 6.2 and 6.3, that contains terms and provisions dealing with similar subject matter differently than do those Paragraphs; nevertheless, no term or provision of Paragraph 6.2 or 6.3 (or any such differing term or provision) shall apply to an Award Agreement unless the Award Agreement expressly states that such term or provision applies.

6.1           Adjustment of Awards and Authorized Stock.  The terms of an Award and the number of shares of Stock authorized pursuant to Paragraph 2.1 for issuance under the Plan shall be subject to adjustment, from time to time, in accordance with the following provisions:

(a)           If at any time or from time to time, the Corporation shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (i) the maximum number of shares of Stock available for the Plan as provided in Paragraph 2.1 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, and (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be increased proportionately, without changing the aggregate value as to which outstanding Awards remain subject to restrictions.

(b)           If at any time or from time to time the Corporation shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (i) the maximum number of shares of Stock available for the Plan as provided in Paragraph 2.1 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, and (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be decreased proportionately, without changing the aggregate value as to which outstanding Awards remain subject to restrictions.

(c)           Whenever the number of shares of Stock subject to outstanding Awards are required to be adjusted as provided in this Paragraph 6.1, the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in the number of shares of Stock subject to each Award after giving effect to the adjustments.  The Committee shall promptly give each Holder such a notice.

(d)           Adjustments under Paragraph 6(a) and (b) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive.  No fractional interest shall be issued under the Plan on account of any such adjustments.

6.2           Changes in Control.  Upon the occurrence of a Change in Control, but only if approved by the Committee, for Awards held by Participants who are employees or directors of the Corporation (and their permitted transferees pursuant to Paragraph 3.3), the restriction period of any Restricted Stock Award shall immediately be accelerated and the restrictions shall expire.  If a Change in Control involves a Restructure or occurs in connection with a series of related transactions involving a Restructure and if such Restructure is in the form of a Non-Surviving Event and as a part of such Restructure shares of stock, other securities, cash or property shall be issuable or deliverable in exchange for Stock, then the Holder of an Award shall be entitled to receive (in lieu of the shares of Stock that the Holder would otherwise be entitled to receive), the number of shares of stock, other securities, cash or property to which that number of shares of Stock would have been entitled in connection with such Restructure.

6.3           Restructure and No Change in Control.  In the event a Restructure should occur at any time while there is any outstanding Award hereunder and that Restructure does not occur in connection with a Change in Control or in connection with a series of related transactions involving a Change in Control, then the restriction period of any Restricted Stock Award shall not immediately be accelerated nor shall the restrictions expire merely because of the occurrence of the Restructure.  The Corporation shall promptly notify each Holder of any election or action taken by the Corporation under this Paragraph 6.3.  In the event of any election or action taken by the Corporation pursuant to this Paragraph 6.3 that requires the amendment or cancellation of any Award Agreement as may be specified in any notice to the Holder thereof, that Holder shall promptly deliver that Award Agreement to the Corporation in order for that amendment or cancellation to be implemented by the Corporation and the Committee.  The failure of the Holder to deliver any such Award Agreement to the Corporation as provided in the preceding sentence shall not in any manner affect the validity or enforceability of any action taken by the Corporation and the Committee under this Paragraph 6.3, including, without limitation, any redemption of an Award as of the consummation of a Restructure.  Any cash payment to be made by the Corporation pursuant to this Paragraph 6.3 in connection with the redemption of any outstanding Awards shall be paid to the Holder thereof currently with the delivery to the Corporation of the Award Agreement evidencing that Award; provided, however, that any such redemption shall be effective upon the consummation of the Restructure notwithstanding that the  payment of the redemption price may occur subsequent to the consummation.  If all or any portion of an outstanding Award is to be accelerated upon or after the consummation of a Restructure that is in the form of a Non-Surviving Event and as a part of that Restructure shares of stock, other securities, cash or property shall be issuable or deliverable in exchange for Stock, then the Holder of the Award shall thereafter be entitled to purchase or receive (in lieu of the number of shares of Stock that the Holder would otherwise be entitled to receive) the number of shares of stock, other securities, cash or property to which such number of shares of Stock would have been entitled in connection with the Restructure.

6.4           Notice of Change in Control or Restructure.  The Corporation shall attempt to keep all Holders informed with respect to any Change in Control or Restructure or of any potential Change in Control or Restructure to the same extent that the Corporation’s stockholders are informed by the Corporation of any such event or potential event.

SECTION 7.    ADDITIONAL PROVISIONS

7.1           Termination of Employment.  If a Holder is an Eligible Individual because the Holder is an Employee and if that employment relationship is terminated for any reason other than Retirement or that Holder’s death or Disability, then the following provisions shall apply to all Awards held by that Holder that were granted because that Holder was an Employee:

(a)           If the termination is by the Holder’s employer, then the following provisions shall apply: (i) if the termination is for Cause, then that portion, if any, of any and all Awards held by that Holder for which restrictions have not lapsed as of the date of termination shall become null and void; provided, however, that the portion, if any, of any and all Awards held by that Holder for which restrictions have lapsed as of the date of such termination shall survive such termination.

(b)           If such termination is by the Holder, then, unless otherwise agreed to by the Corporation, any and all Awards held by that Holder with respect to which restrictions thereon have not lapsed, shall become null and void as of the date of the termination.

7.2           Other Loss of Eligibility.  If a Holder is an Eligible Individual because the Holder is serving in a capacity other than as an Employee and if that capacity is terminated for any reason other than the Holder’s death, then that portion, if any, of any and all Awards held by the Holder that were granted because of that capacity for which restrictions have not lapsed as of the date of the termination shall become null and void as of the date of the termination; provided, however, that the portion, if any, of any and all of the Awards held by the Holder for which restrictions have lapsed as of the date of the termination shall survive the termination.

7.3           Death.  Upon the death of a Holder, then any and all Awards held by the Holder, including those portions of the Awards that pursuant to the terms and provisions of the applicable Award Agreement the restrictions thereon have not yet lapsed, the restriction period of any Restricted Stock Award shall immediately be accelerated and the restrictions shall expire.

7.4           Retirement.  If a Holder is an Eligible Individual because the Holder is an Employee and if that employment relationship is terminated by reason of the Holder’s Retirement, then the portion, if any, of any and all Awards held by the Holder for which restrictions have not lapsed as of the date of that retirement shall become null and void as of the date of retirement.

7.5           Disability.  If a Holder is an Eligible Individual because the Holder is an Employee and if that employment relationship is terminated by reason of the Holder’s Disability, then with respect to any and all Awards held by the Holder for which restrictions had not lapsed, the restriction period of any Restricted Stock Award shall immediately be accelerated and the restrictions shall expire.  “Disability” shall have the meaning given it in the employment agreement of the Holder; provided, however, that if that Holder has no employment agreement, “Disability” shall mean a physical or mental impairment of sufficient severity that, in the opinion of the Corporation, either the Holder is unable to continue performing the duties he performed before such impairment or the Holder’s condition entitles him to disability benefits under any insurance or employee benefit plan of the Corporation or its Subsidiaries and that impairment or condition is cited by the Corporation as the reason for termination of the Holder’s employment.

7.6           Leave of Absence.  With respect to an Award, the Committee may, in its sole discretion, determine that any Holder who is on leave of absence for any reason will be considered to still be in the employ of the Corporation, provided that rights to that Award during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

7.7           Forfeiture and Restrictions on Transfer.  Each Award Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Award or otherwise and may also provide for those restrictions on the transferability of shares of the Stock acquired pursuant to an Award or otherwise that the Committee in its sole and absolute discretion may deem proper or advisable.  The conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Holder render substantial services to the Corporation or its Subsidiaries for a specified period of time. The restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and stockholders of the Corporation other than the Holder of such shares of Stock who is a party to the particular Award Agreement or a subsequent holder of the shares of Stock who is bound by that Award Agreement.

7.8           Delivery of Certificates of Stock.  Subject to Paragraph 7.9, the Corporation shall promptly issue and deliver a certificate representing the number of shares of Stock as to which restrictions have lapsed with respect to a Restricted Stock Award and upon receipt by the Corporation of any tax withholding as may be requested.  The value of the shares of Stock transferable because of an Award under the Plan shall not bear any interest owing to the passage of time, except as may be otherwise provided in an Award Agreement.

7.9           Conditions to Delivery of Stock.  Nothing herein or in any Award granted hereunder or any Award Agreement shall require the Corporation to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.  At the time of any grant of a Restricted Stock Award, the Corporation may, as a condition precedent to the vesting of any Restricted Stock Award, require from the Holder of the Award (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the Holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by that Holder (or in the event of the Holder’s death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.

7.10           Certain Directors and Officers.  With respect to Awards granted to Holders who are directors or officers of the Corporation or any Subsidiary and who are subject to potential liability for “short-swing profits” under Section 16(b) of the Exchange Act, Awards shall contain such other terms and conditions as may be required by Rule 16b-3 unless the majority of the Board of Directors or the Holder has determined not to have the Award comply with the potential exemption from the provisions of 16(b) provided by Rule 16b-3.

7.11           Securities Act Legend.  Certificates for shares of Stock, when issued, may have the following legend, or statements of other applicable restrictions endorsed thereon and may not be immediately transferable:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

This legend shall not be required for shares of Stock issued pursuant to an effective registration statement under the Securities Act.

7.12           Legend for Restrictions on Transfer.  Each certificate representing shares issued to a Holder pursuant to an Award granted under the Plan shall, if such shares are subject to any transfer restriction, including a right of first refusal, provided for under this Plan or an Award Agreement, bear a legend that complies with applicable law with respect to the restrictions on transferability contained in this Paragraph 7.12, such as:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY IMPOSED BY THAT CERTAIN INSTRUMENT ENTITLED “ARENA RESOURCES, INC. RESTRICTED STOCK AWARD PLAN” AS ADOPTED BY ARENA RESOURCES, INC. (THE “CORPORATION”) ON DECEMBER __, 2009, AND AN AGREEMENT THEREUNDER BETWEEN THE CORPORATION AND [HOLDER] DATED ___________, ______, AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED.  THE CORPORATION WILL FURNISH A COPY OF SUCH INSTRUMENT AND AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

7.13           Rights as a Stockholder.  A Holder shall have no right as a stockholder with respect to any shares covered by his or her Award until a certificate representing those shares is issued in his or her name.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is before the date that certificate is issued, except as contemplated by Section 6.  Nevertheless, dividends and dividend equivalent rights may be extended to and made part of any Award denominated in Stock or units of Stock, subject to such terms, conditions, and restrictions as the Committee may establish.  The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Stock or units of Stock.

7.14           Information.  Each Holder shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

7.15           Remedies.  The Corporation shall be entitled to recover from a Holder reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Award Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

7.16           Information Confidential.  As partial consideration for the granting of each Award hereunder, the Holder shall agree with the Corporation that the Holder will keep confidential all information and knowledge that the Holder has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Holder’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Committee, it shall take into consideration that breach in determining whether to recommend the grant of any future Award to that Holder, as a factor militating against the advisability of granting any such future Award to that individual.

7.17           Consideration.  No restriction on any Restricted Stock Award shall lapse with respect to a Holder unless and until the Holder shall have paid cash or property to, or performed services for, the Corporation or any of its Subsidiaries that the Committee believes is equal to or greater in value then the par value of the Stock subject to such Award.

SECTION 8.    DURATION AND AMENDMENT OF PLAN

8.1           Duration.  No Awards may be granted hereunder after the date that is ten (10) years from the date the last amendment to this Plan involving an increase in authorized shares is approved by the stockholders of the Corporation.

8.2           Amendment.  The Board of Directors may (insofar as permitted by law and applicable regulations of any exchange or inter-dealer quotation system on which the Company’s stock may be listed), with respect to any shares which, at the time, are not subject to Awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, and may amend any provision of the Plan or any Award Agreement to make the Plan or the Award Agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the regulations promulgated under the Code or ERISA, or any other law, rule or regulation that may affect the Plan.  The Board of Directors may also amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Corporation or the Plan or for any other purpose permitted by law.  The Plan may not be amended without the consent of the holders of a majority of the shares of Stock then outstanding to increase materially the aggregate number of shares of Stock that may be issued under the Plan (except for adjustments pursuant to Section 6 of the Plan).

SECTION 9.    GENERAL

9.1           Right of the Corporation and Subsidiaries to Terminate Employment.  Nothing contained in the Plan or in any Award Agreement shall confer upon any Holder the right to continue in the employ of the Corporation or any Subsidiary, or interfere in any way with the rights of the Corporation or any Subsidiary to terminate his or her employment at any time.

9.2           No Liability for Good Faith Determinations.  Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any Award granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.  This right to indemnification shall be in addition to, and not a limitation on, any other indemnification rights any member of the Board of Directors or the Committee may have.

9.3           Other Benefits.  Participation in the Plan shall not preclude the Holder from eligibility in any other stock or stock option plan of the Corporation or any Subsidiary or any old age benefit, insurance, pension, profit sharing, retirement, bonus or other extra compensation plans that the Corporation or any Subsidiary has adopted or may, at any time, adopt for the benefit of its Employees.  Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

9.4           Exclusion from Pension and Profit-Sharing Compensation.  By acceptance of an Award (whether in Stock or cash), as applicable, each Holder shall be deemed to have agreed that the Award is special incentive compensation that will not be taken into account in any manner as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Corporation or any Subsidiary.  In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that the Award will not affect the amount of any life insurance coverage, if any, provided by the Corporation or a Subsidiary on the life of the Holder that is payable to the beneficiary under any life insurance plan covering employees of the Corporation or any Subsidiary.

9.5           Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to the Holder, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Holder, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

9.6           Unfunded Plan.  Insofar as it provides for Awards of Stock, the Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Holders who are entitled to Stock, other property or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience.  The Corporation shall not be required to segregate any assets that may at any time be represented by Stock, other property or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Corporation nor the Board of Directors nor the Committee be deemed to be a trustee of any Stock, other property or rights thereto to be granted under the Plan.  Any liability of the Corporation to any Holder with respect to a grant of Stock, other property or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board of Directors nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

9.7           No Guarantee of Interests.  The Board of Directors, the Committee and the Corporation do not guarantee the Stock of the Corporation from loss or depreciation.

9.8           Payment of Expenses.  All expenses incident to the administration, termination or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Corporation or its Subsidiaries; provided, however, the Corporation or a Subsidiary may recover any and all damages, fees, expenses and costs arising out of any actions taken by the Corporation to enforce its right to purchase Stock under this Plan.

9.9           Corporation Records.  Records of the Corporation or its Subsidiaries regarding the Holder’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

9.10         Information.  The Corporation and its Subsidiaries shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Committee to perform its duties and functions under the Plan.

9.11         Corporation Action.  Any action required of the Corporation shall be by resolution of its Board of Directors or by a person authorized to act by resolution of the Board of Directors.

9.12         Severability.  If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of this Plan conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Individuals who are subject to Section 16(b) of the Exchange Act,) or the Code, then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 or the Code unless the Committee has determined that the Plan should not comply with such requirements.

9.13           Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Corporation or a Holder may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.  Until changed in accordance herewith, the Corporation and each Holder shall specify as its and his address for receiving notices the address set forth in the Award Agreement pertaining to the shares to which such notice relates.

9.14           Waiver of Notice.  Any person entitled to notice hereunder may waive such notice.

9.15           Successors.  The Plan shall be binding upon the Holder, his legal representatives, heirs, legatees and distributees, upon the Corporation, its successors and assigns, and upon the Committee and its successors.

9.16           Headings.  The titles and headings of Sections and Paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

9.17           Governing Law.  All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Nevada except to the extent Nevada law is preempted by federal law. Questions arising with respect to the provisions of an Award Agreement that are matters of contract law shall be governed by the laws of the state specified in the Award Agreement, except to the extent Nevada corporate law conflicts with the contract law of such state, in which event Nevada corporate law shall govern.  The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

9.18           Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

IN WITNESS WHEREOF, Arena Resources, Inc., acting by and through its officer hereunto duly authorized, has executed this Arena Resources, Inc. Restricted Stock Award Plan this 11th day of December, 2009.

ARENA RESOURCES, INC.

By:	/s/ Phillip W. Terry
Phillip W. Terry
President and Chief Executive Officer